Exhibit 99.2
Dobson Communications Further Reduces Outstanding Preferred Stock
OKLAHOMA CITY, Oct. 4, 2005 — Dobson Communications Corporation (Nasdaq:DCEL), today announced that it has entered into agreements with certain holders of its 12.25% Senior Exchangeable Preferred Stock and its 13% Senior Exchangeable Preferred Stock under which the holders have agreed to exchange 8,700 shares of 12.25% Preferred Stock and 30,021 shares of 13% Preferred Stock for 5,982,040 shares of the Company’s Class A Common Stock and cash consideration of $1.6 million. As a result, the aggregate outstanding liquidation preference of the 12.25% Preferred Stock and the 13% Preferred Stock will decrease from $71.7 million to $33.0 million.
The transactions are exempt from registration under Section 3(a)(9) of the Securities Act of 1933. The shares of Class A Common Stock will be freely tradeable once the transactions settle, which is expected to occur on or before October 5, 2005.
The Company may enter into similar transactions from time to time depending on market conditions and available terms.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net

CONTACT:	Dobson Communications Corporation Richard D. Sewell, Jr., Treasurer (405) 529-8674